Exhibit 3.1 to Form 10-Q
for the period ending July 1, 2006
CERTIFICATE OF ELIMINATION
of
JUNIOR PARTICIPATING PREFERRED STOCK, SERIES B
of
MOTOROLA, INC.
(Pursuant to the General Corporation Law of the State of Delaware)

     Motorola, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
     1. The name of the Corporation is Motorola, Inc.
     2. The designation of the series of shares of stock of the Corporation to which this certificate relates is Junior Participating Preferred Stock, Series B.
     3. The Corporation filed on November 5, 1998 with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series B designating the rights, preferences and privileges of the Corporation’s Junior Participating Preferred Stock, Series B.
     4. None of the shares of the Corporation’s Junior Participating Preferred Stock, Series B were issued or outstanding on July 26, 2006 or are issued or outstanding as of the date hereof and none shall be issued, and the Board of Directors of the Corporation at a meeting held on July 26, 2006 adopted the following resolutions with respect to the Corporation’s Junior Participating Preferred Stock, Series B:
     RESOLVED, that, upon expiration of the Amended and Restated Rights Agreement and the Rights, the Certificate of Elimination be executed, which shall have the effect, when filed with the Delaware Secretary of State, of eliminating from the Certificate of Incorporation all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock;
     RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and directed to prepare, execute and file or cause to be filed with the Delaware Secretary of State in the name and on behalf of the Company, the Certificate of Elimination to effect the elimination from the Certificate of Incorporation of all matters set forth in the Certificate of Designation with respect to the Series B Preferred Stock, and such other certificates and documents as may be required.
     5. In accordance with the provisions of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation of the Corporation is hereby amended to eliminate all references to the Corporation’s Junior Participating Preferred Stock, Series B.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 2nd day of August, 2006.

MOTOROLA, INC.
By:	/s/ A. Peter Lawson

Name:	A. Peter Lawson
Title:	Executive Vice President, General Counsel and Secretary